pacific income advisers
POLICIES & PROCEDURES MANUAL

EXHIBIT C

CODE OF ETHICS

Introduction

The Code of Ethics is one of the most important documents that Pacific Income Advisers, Inc. (“PIA”) produces. Advisers are fiduciaries that owe their clients a duty of undivided loyalty. This Code of Ethics establishes procedures for employees to follow when conducting business, including personal trading. The procedures laid out in this Code of Ethics offers employees guidance and certainty as to whether certain actions are, or are not permissible. PIA is held to the highest regulatory standards to ensure that our clients’ interests are put first.

This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of PIA.

1.	Definitions

(a)	“Access Person” means, for the purposes of the Code, all employees, independent contractors and/or board members of PIA and/or any PIA mutual fund

(b)	“Anworth Stock” means stock and stock options in Anworth Mortgage Asset Corporation. (ticker ANH)

(c)
“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, including the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Exhibit C1 for Examples of Beneficial Ownership). Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(d)
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted thereunder by the SEC, Department of Labor or the Department of Treasury.

(e)
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1933.

(f)
 “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933.

(g)
“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account or otherwise be deemed to have Beneficial Ownership. This typically includes account of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and / or (d) any other person residing in the same household of such Access Person, if such person has a beneficial interest. This definition does not include automatic investment plans or investments over which the Access Person has no direct or indirect influence or control (such as investments made by mutual funds, exchange traded funds or blind trusts).  Each of the above accounts is considered a personal account of the Access Person.

(h)	“Prohibited Security” means:

•	Corporate Bonds; and
•	Mortgage-backed Securities.

(i)	“Reportable Securities” means:

•	Stock and Stock Options;
•	Corporate Bonds;
•	Mortgage-backed Securities;
•	Exchange Traded Notes;
•	Exchange Traded Funds;
•	PIA Mutual Funds;
•	Closed End Mutual Funds; and
•	Commodities and Futures.

(j)	“Exempt Transactions” means:

•	Money market Instruments (CD’s, repos, bank acceptances and commercial paper);
•	Money market funds;
•	Open end mutual funds not managed by PIA;
•	Unit investment trusts;
•	Direct obligations of the US Government-treasuries; and
•
Any securities purchased for and on behalf of the Access Person by mutual funds, exchange traded funds, unit investment trusts or any other investment vehicles in which the Access Person does not control the specific investment made on their behalf.

2.	Fiduciary Obligations and Ethical Principles

The Firm and its Access Persons have an ongoing fiduciary responsibility to PIA’s clients and must ensure that the needs of the clients always come first. The Firm holds its Access Persons to a very high standard of integrity and business practices. In serving its clients, PIA and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

PIA Manual Effective October 2009

While affirming its confidence in the integrity and good faith of its Access Persons, PIA understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of PIA’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for Personal Accounts in a manner that either competes with clients’ securities transactions and/or results in an advantageous position for the Access Person’s Personal Accounts.

Because PIA is a fiduciary to its clients, Access Persons must avoid actual and potential conflicts of interest with PIA’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204a-1 under the Investment Advisers Act, PIA has adopted this Code to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline reporting requirements and enforcement procedures.

In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)           At all times, the interests of PIA’s clients must come first;

(b)	Personal securities transactions must be conducted consistent with the Code in a manner that avoids any actual or potential conflict of interest; and

(c)	No inappropriate advantage should ever be taken that is contrary to our responsibilities and duties to our clients.

3.	Unlawful Actions

It is unlawful for any Access Person:

(a)           To employ any device, scheme or artifice to defraud a client;

(b)
To make any untrue statement of a material fact to any of PIA’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(d)	To engage in any manipulative practice with respect to a client.

4.	Procedures regarding trading by Access Persons in Personal Accounts

(a)
Prohibited Transactions: No Access Person may purchase or sell in their Personal Accounts any Prohibited Security unless they are selling existing holdings of the following securities in accordance with the pre-clearance provisions set out at clause 4(b) below:

PIA Manual Effective October 2009

•	Corporate bonds; or
•	Mortgage-backed securities.

(b)	Transactions Requiring Pre-clearance: No Access Person may sell any Prohibited Security in their Personal Accounts without first obtaining pre-clearance from the CCO.

No Access Person may purchase or sell any Stocks or Stock Options or acquire any securities in an Initial Public Offering or a Limited Offering in their Personal Accounts without first obtaining pre-clearance from the CCO.

To obtain pre-clearance for a transaction, an Access Person must submit a request into PIA’s automated Personal Trading System with Compliance Science.  This request will then be transmitted to the CCO, who will consider whether the transaction in any way breaches the provisions set out in clauses 2, 3, 4 (c) and 4(e) of the Code.  If the CCO determines that such transaction does not breach these provisions, he may at his discretion grant pre-clearance for the transaction.

Such pre-clearance will only be valid for three (3) business days after the day it is granted.  If the Access Person does not complete the transaction within three (3) business days after the day pre-clearance is granted he will not be permitted to complete the transaction at a later date without first obtaining a new pre-clearance.

Any transaction permitted by pre-clearance remains subject to the blackout provisions set out at clause 4(c) below and no Access Person may knowingly enter into a transaction that breaches clause 4(c) notwithstanding the granting of a pre-clearance.

(c)
Blackout Period: No Access Person may sell any Prohibited Security in their Personal Accounts or buy or sell a Stock or Stock Option in their Personal Accounts once the CCO adds that Security to PIA’s watch list.

No portfolio manager or trader may purchase or sell any Stock or Stock Option on behalf of a PIA client without first giving the CCO notice of their intention to purchase or sell such securities.  Upon receiving such notice, the CCO will add the security to PIA’s watch list and will not remove it until seven days after the date on which PIA has sold all such securities on behalf of all PIA clients.

Under unique circumstances, the CCO may in his discretion permit an Access Person to sell a PIA watch list security in his/her Personal Account if the CCO, in his sole discretion, determines that the Access Person would suffer severe financial hardship if not permitted to sell such security and it appears that there would be no impact to PIA clients.

In-addition, no Access Person may buy or sell Anworth stock in his/her Personal Account at such times as prohibited by the CCO and as specified by Anworth.  Generally, this blackout will occur whenever Anworth is about to announce dividends, file regulatory periodic reports or on other notable occasions as determined by Anworth.  The CCO will communicate the duration of such blackout periods to all Access Persons via e-mail.

PIA Manual Effective October 2009

(d)
Ban on Excessive, Short-term and Late Trading: No Access Person shall engage in excessive trading in respect of securities held in their Personal Accounts. When determining whether an Access Person’s activities constitute excessive trading, the CCO will consider the frequency, value, volume and time period of the trades conducted in the Access Person’s Personal Accounts as well as the amount of time spent by that Access Person conducting such trades during PIA’s business hours.  If the CCO determines that an Access Person has engaged in excessive trading, the CCO may in his discretion prohibit that Access Person from engaging in any trading in respect of securities held in their Personal Accounts for such period to be determined at the discretion of the CCO.

In addition, Access Persons must hold the following securities in their Personal Accounts for a period of not less than 30 days from date of acquisition:

•	Reportable Securities (except for ETFs, ETNs, commodities and options)
•	Shares in PIA Mutual Funds
•	Shares in any Mutual Fund or Exchange Traded Fund which specifically prohibits the selling of their shares within 30 days of acquisition.

Finally, no Access Person shall buy or sell in their Personal Accounts shares in any Mutual Fund outside of the trading hours of the exchange on which the Mutual Fund is traded.

(e)
Misuse of Non-Public Information: No Access Person shall divulge or act upon any material, non-public information as such activity is defined hereto in Exhibit C2 (“PIA Insider Trading Policies and Procedures”), which are incorporated herein by reference.  Each Access Person shall receive a copy of PIA’s Insider Trading Policies and Procedures, upon commencement of employment, anytime it is amended and annually by January 31st of each year thereafter. Within 10 calendar days of receipt, each Access Person is required to read and understand the requirements of the Insider Trading Policies and Procedures and then certify to the CCO via the Compliance Science system that they have read, understood and agree to abide by the Insider Trading Policies and Procedures.

(f)
Exempt Transactions: Access Persons may buy and the sell the following securities in their personal accounts without obtaining pre-clearance pursuant to clause 4(b) and without reporting the transactions pursuant to clause 6.

•	Money market instruments – (CD’s, repos, bank acceptances and commercial paper);
•	Money market funds;
•	Open end mutual funds not managed by PIA; and
•	Unit investment trusts.
•	Direct obligations of the US Government – treasuries.
•
Any securities purchased for and on behalf of the Access Person by mutual funds, exchange traded funds, unit investment trusts or any other investment vehicles in which the Access Person does not control the specific investments made on their behalf.

Furthermore, the buying and selling of such securities shall not be affected by any blackout period provided for in clause 4 (c).

PIA Manual Effective October 2009

5.	Gifts

No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses, meals and certain types of entertainment) of more than $500 in value from any person or entity that does business with or on behalf of PIA. All gifts given and received with a value of $100 or greater but less than $500 must be pre-cleared and reported to the CCO or his designee. Any gifts given and received with a value of less than $100 do not need to be pre-cleared or reported.

6.	Reporting and Compliance Procedures

(a)
Choice of Broker: Access Persons are encouraged to use one or more of the following brokers for their Personal Accounts: Charles Schwab, Citigroup/Solomon Smith Barney, E-Trade and TD Ameritrade. These brokers currently provide account information directly to our personal trading system.

(b)
Holdings Statements: All Access Persons must provide details of their holdings of Reportable Securities in their Personal Accounts by detailing this information into the Compliance Science Transaction:

•	Within 10 calendar days of commencement of employment;
•	Within 10 calendar days of adding or becoming aware of a new Personal Account containing Reportable Securities; and
•	Annually, by January 31st of each year thereafter.

All holding information provided must be current as of a date not more than 45 days prior to the above reporting dates and must include all the information detailed in the Compliance Science system. Rule 204A-1 requires initial and annual holding reports to include title and type of security, symbol/CUSIP number, number of shares, principal amount, name of broker, dealer or bank where securities are held, and the date the report is submitted.

(c)
Quarterly Transaction and Attestation Reports:    All Access Persons must within twenty-five (25) days after the end of each calendar quarter report all transactions and holdings of Reportable Securities in their Personl Accounts.  Rule 204A-1 requires initial and annual holding reports to include title and type of security, symbol/CUSIP number, number of shares, principal amount, name of broker, dealer or bank where securities are held, and the date the report is submitted.  They may meet this requirement by:

•	Detailing such transactions into the Compliance Science System;
•	Instructing all brokers who hold, buy or sell securities for their Personal Accounts to detail such transactions into the Compliance Science System; and/or
•
Attesting via the Compliance Science system that no transactions in Reportable Securities in their Personal Accounts occurred during the quarter and that no new Personal Accounts have been added since the last Quarterly Transaction and Attestation Report or Holdings Statement was filed.

PIA Manual Effective October 2009

7.	Administration of the Code

(a)
The CCO will review all reports and other information submitted under this Code. This review will include: 1) an assessment of whether the Access Person followed the required procedures, 2) an assessment of whether the Access Person has traded in the same securities as PIA’s clients and if so, determining whether the client terms for the transactions were more favorable, 3) an assessment of any trading patterns that may indicate abuse, including market timing, and 4) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

(b)	Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware, to the CCO.

(c)
Each Access Person shall receive a copy of the Code, upon commencement of employment, anytime the Code is amended and annually by January 31st of each year thereafter. Within 10 calendar days of receipt, each Access Person is required to read and understand the requirements of the Code and then certify to the CCO via the Compliance Science system that they have read, understood and agree to abide by the Code.

(d)	The Code does not amend or supersede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

8.	Violations of the Code

All suspected or actual violations of the Code including PIA’s Insider Trading Policies and Procedures will be treated as if they were suspected or actual violations of PIA’s Policies and Procedures Manual and the provisions contained in section III C of the Manual shall apply to such suspected or actual violations.

9.	Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other Federal Securities Law.

10.	Amendments to the Code and Mutual Fund Directors Reports

The CCO will periodically review any issues arising under the Code including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.  Following such a review, the CCO may in his discretion adopt temporary procedures reasonably necessary to prevent Access Persons from violating the Code.  These temporary procedures may not be adopted for any period greater than six months and if the CCO wishes to make them permanent amendments to the Code he must first obtain the approval of a majority of Disinterested Directors of the Board of Directors of all Mutual Funds managed by PIA. Such approval may not be granted unless and until the CCO certifies to those Directors that the proposed permanent amendments are reasonably necessary to prevent Access Persons from violating the Code.

No less frequently than quarterly, the CCO or his designee must furnish to the Board of Directors of all Mutual Funds managed by PIA a written report that:

PIA Manual Effective October 2009

•
Describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or temporary procedures and sanctions imposed in response to the material violations; and

•	Certifies that PIA has adopted temporary procedures reasonably necessary to prevent Access Persons from violating the Code.

11.	Recordkeeping Requirements

The CCO or his designee will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the report was obtained and / or in effect, the first two years on-site in an accessible place, with the exception of (c) below, which will be kept for five years after the individual ceases to be deemed an Access Person.

(a)	A list of all of PIA’s Access Persons, which will include every person who was deemed an Access Person at anytime within the past five years, even if they are no longer deemed as such.

(b)	Copies of the Code and all amendments thereto.

(c)	Copies of all the written acknowledgments required in 4(e) and 7(c) above submitted by each Access Person.

(d)	A record of any violation of the Code and any action taken as a result of the violation.

(e)	Copies of each report submitted by an Access Person required in 6(b) and (c) above.

(f)	All pre-clearance decisions and the reasons supporting the decision.

(g)	Copies of all reports submitted to the Board of Directors of all Mutual Funds managed by PIA pursuant to 10 above.

Should any Access Person have questions relating to the Code, please contact the CCO.  Please also refer to Exhibit C3, Frequently Asked Questions.

PIA Manual Effective October 2009

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POLICIES & PROCEDURES MANUAL

EXHIBIT C1

EXAMPLES OF BENEFICIAL OWNERSHIP

•	Securities held by an Associated Person for their own benefit, regardless of the form in which held;

•	Securities held by others for an Associated Person’s benefit, such as securities held by custodians, brokers, relatives, executors or administrators;

•	Securities held by a pledge for an Associated Person’s account;

•
Securities held by a trust in which an Associated Person has an income or remainder interest, unless the Associated Person’s only interest is to receive principal (a) if some other remainderman dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Associated Person;

•
Securities held by an Associated Person as trustee or co-trustee, where the Associated Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

•	Securities held by a trust of which the Associated Person is the settler, if the Associated Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

•
Securities held by a general or limited partnership in which the Associated Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Associated Person owns more than 25% of the partnership’s general or limited partnership interests);

•	Securities held by a personal holding company controlled by an Associated Person alone or jointly with others;

•
Securities held in the name of minor children of an Associated Person or in the name of any relative of an Associated Person or of their spouse (including an adult child) who is presently sharing the Associated Person’s home;

•
Securities held in the name of any person other than an Associated Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Associated Person obtains benefits equivalent to those of ownership; and

•
Securities held in the name of any person other than an Associated Person, even though the Associated Person does not obtain benefits equivalent to those of ownership (as described above), if the Associated Person can vest or re-vest title in himself.

PIA Manual Effective October 2009

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EXHIBIT C2

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to "insider trading."

An "insider" is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key employees, but may be extended to include relatives and / or others in a position to capitalize on insider information. Additionally, persons may be characterized as "temporary" or "constructive" insiders if they have access to material non-public information for a legitimate purpose in the context of a transaction for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.

"Insider Information" describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company's securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

The Firm’s employees are prohibited from acting upon material non-public information. The 1988 Act authorizes civil penalties of up to three times the profit gained or lost for trades which were based on inside information. Criminal liability may result in a fine of up to $100,000 and / or imprisonment.

POLICIES

In working with clients, Access Persons may receive insider information. For instance, a client may be an officer or director of a firm that is undergoing material structural changes, or perhaps clients may be “temporary insiders” due to contact with corporate officers or directors. Access Persons are prohibited from using inside information when placing any trades of securities for clients. Furthermore, Access Persons may not transact any trades for their own accounts or for the benefit of any third-party clients based upon such information.

If an Access Person is unsure or suspects that he / she may have obtained or may be perceived to have obtained insider information, they must notify the CCO immediately.

PROCEDURES

Any Access Person who becomes aware of information, which could be classified as material, non-public information, should immediately notify the CCO.  The CCO will then promptly determine whether such information is material, non-public information and if they make such a determination the CCO will place that security on PIA’s restricted list and notify all Access Persons.

PIA Manual Effective October 2009

All Access Persons must ensure that insider information is not communicated (or tipped) to any persons (including other Access Persons) other than the CCO in any way.  They should therefore communicate or deliver such information to the CCO personally (and never via email) and following delivery to the CCO destroy all electronic and physical copies of documents containing such information.

PIA Manual Effective October 2009

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EXHIBIT C3

FREQUENTLY ASKED QUESTIONS

This section of the Code has been developed to address the most common questions about PIA’s personal trading.  It should be understood however, that the body of the Code is controlling and if a conflict of interpretation exists, the Code will control.  Additionally, these answers are not exhaustive and the Code may contain additional details.

1)	What investment accounts do I need to file reports on?
a.	Your accounts and the accounts of spouses, and parents and children residing with you and any other accounts that you control and have a Beneficial Ownership in that include Reportable Securities.

2)	What are Reportable Securities?
a.	Essentially all investment vehicles except: treasuries, CD’s, money market funds, unit investment trusts and open end mutual funds not managed by PIA.

3)	Do I need to report on my PIA 401(k) plan?
a.
No, unless you have elected the Brokerage Option, in which case you will need to report it.  Although you have control and Beneficial Ownership, PIA’s 401(k) plan, without the Brokerage Option, is limited to mutual fund investments, which are one of the five exceptions to “reportable securities”.

4)	Do I need to report on a brokerage account that only has mutual funds?
a.
Technically no. If in the future however, you have a transaction in any reportable security, you will need to report the account within ten days of the transaction.  Since this is easy to forget, it may be better to just add the account to avoid any problems of not reporting timely.

5)	What investments are prohibited?
a.
You cannot purchase Corporate Bonds or Mortgage-backed Securities as this eliminates any real or perceived conflict of interest with our clients.  You may however, purchase mutual funds and ETFs which invest in these securities.

b.	With certain exceptions, you cannot participate in short-term trading, which are long and short trades that close out within 30 calendar days.
c.	Finally you can never participate in Mutual Fund Late Trading.

6)	Can employees purchase stock?
a.
Effective July 1, 2008, employees may purchase stocks and stock options. If the CCO, in his sole discretion, determines that an employee is spending too much time on their own personal portfolio, the CCO may revoke the employee’s trading privileges.

PIA Manual Effective October 2009

7)	Do I need pre-clearance to trade?
a.
Pre-clearance is required for all Reportable Securities except ETF’s, Closed End Mutual Funds and Commodities and Futures. Since Reportable Securities already excludes treasuries, CD’s, money market funds, unit investment trusts and mutual funds not managed by PIA, these do not need Pre-Clearance.

8)	Are PIA investments available?
a.	PIA Mutual Funds are both Reportable Securities and need Pre-clearance to buy or sell.
b.	You can invest in PIA portfolios, such as Core Equity, which would be a Reportable Security but does not require Pre-Clearance. In this event, you would be treated as any other client.

9)	How are Anworth Employee Stock Options and Restricted Stock handled?
a.	Although you do not need Pre-clearance at the time of stock grants, the exercise or sale of any stock or stock option is a Reportable Security and will require Pre-clearance.

10)	What is the Compliance Science system?
a.
Compliance Science is a third party service provider that has developed a personal trading compliance-reporting platform.  This platform is accessed on the Internet and provides for an automatic download of employee brokerage accounts statements and confirms from approved brokerage firms.  Additionally, the rules specified in the PIA Code are programmed into Compliance Science.  Thus for example, once a request for pre-clearance is submitted to Compliance Science, the platform will review or submit to PIA’s CCO for review the request subject to the rules of PIA’s Code and an approval or denial will be sent by email after compliance review. Subsequently, Compliance Science will match the broker confirm with the pre-clearance and provide a compliance report to PIA to confirm adherence to the Code.

11)	What reports are required?
a.
There are four (4) basic reports that are required: (1) you need to acknowledge the Code of Ethics upon hire, revision and every year thereafter, (2) you need to enter you investment accounts, again, upon hire, every year thereafter and when you add or become aware of new accounts, (3) every quarter you need to let us know of any reportable investment transaction or attest that no transactions took place and attest that there are not new accounts that were not otherwise reported, and  (4) you need to request pre-clearance for certain investment transactions.

b.
Becoming aware of an account may occur when, for example, you marry and learn that your spouse has a reportable account.  In that situation, you have 10 calendar days to report from the date you became aware vs. the date the account was started.

12)	What if the 10th or 25th day or the 31st of January falls on a weekend or a holiday?
a.
This rule is a little different from normal business practice.  Under the Code, reports whose due date falls on a weekend are due the Friday before and reports whose due date falls on a holiday are due on the business day before the holiday.

13)	How are violations handled?
a.
PIA is serious about maintaining the highest standards in fulfilling our fiduciary obligations to our clients and will investigate and address all violations or suspicions of a violation.  Depending on the nature and recidivism, sanctions may include censure, disgorgement of profits and even termination and are totally at the discretion of the CCO.

PIA Manual Effective October 2009

14)	Are there other violations that are not stated in the Code?
a.
PIA expects adherence to both the letter and spirit of the Code and employees should recognize that technical compliance is not a safe harbor.  The interests of PIA Clients must be a priority and PIA would consider, for example, excessive time spent on personal investments, a violation of the Code because it is contrary to the spirit of professional and ethical standards of acting in the highest manner consistent with our fiduciary obligations to our clients.

PIA Manual Effective October 2009